Form 403 (Revised 05/11) Submit in duplicate to: Secretary of State P.O. Box 13697 Austin, TX 78711-3697 512 463-5555 FAX: 512/463-5709 **Filing Fee: $15**	**Certificate of Correction**	This space reserved for office use. FILED In the Office of the Secretary of State of Texas FEB 08 2021 Corporations Section

Entity Information

1. The name of the filing entity is:

CIPHERLOC CORPORATION

State the name of the entity as currently shown in the records of the secretary of state. If the certificate of correction corrects the name of the entity, state the present name and not the name as it will be corrected.

The file number issued to the filing entity by the secretary of state is: 0011557400

Filing Instrument to be Corrected

2. The filing instrument to be corrected is : Articles of Correction (Document No. 3390806)

The date the filing instrument was filed with the secretary of state: 09/09/1996
mm/dd/yyyy

Identification of Errors and Corrections

(Indicate the errors that have been made by checking the appropriate box or boxes; then provide the corrected text.)

☐ The entity name is inaccurate or erroneously stated. The corrected entity name is:

☐ The registered agent name is inaccurate or erroneously stated. The corrected registered agent name is:

Corrected Registered Agent
(Complete either A or B, but not both.)

A. The registered agent is an organization (cannot be entity named above) by the name of:

OR

B. The registered agent is an individual resident of the state whose name is:

First *Middle* *Last Name* *Suffix*

The person executing this certificate of correction affirms that the registered agent, whose name is being corrected by this certificate, consented to serve as registered agent at the time the filing instrument being corrected took effect.

☐ The registered office address is inaccurate or erroneously stated. The corrected registered office address is:

Corrected Registered Office Address

Street Address (No P.O. Box)	City	State	Zip Code
		TX	

☐ The purpose of the entity is inaccurate or erroneously stated. The purpose is corrected to read as follows:

☐ The period of duration of the entity is inaccurate or erroneously stated.

The period of duration is corrected to read as follows:

Identification of Other Errors and Corrections

(Indicate the other errors and corrections that have been made by checking and completing the appropriate box or boxes.)

☐ **Other errors and corrections.** The following inaccuracies and errors in the filing instrument are corrected as follows:

☐ **Add** Each of the following provisions was omitted and should be added to the filing instrument. The identification or reference of each added provision and the full text of the provision is set forth below.

☒ **Alter** The following identified provisions of the filing instrument contain inaccuracies or errors to be corrected. The full text of each corrected provision is set forth below:

ARTICLE FOUR of the Articles of Correction (1) incorrected referred to "Articles Five through Nine of the Articles of Amendment" being corrected, instead of "Articles Six Though Ten"; (2) included the wrong Article numbers for ARTICLES FIVE through Eight; and (3) failed to clarify that the language set forth in ARTICLE SIX which was altered, only altered the first paragraph of ARTICLE SIX. As corrected ARTICLE FOUR of the Articles of Correction reads as follows:

ARTICLE FOUR

Articles Six through Eight of the Articles of Amendment to the Articles of Incorporation read correctly as follows:

"ARTICLE SIX
(Partial Amendment)

The first paragraph of ARTICLE SIX is amended and restated to read as follows (such amendment shall have no effect on any other portion of ARTICLE SIX, as amended, including, but not limited to any previously designated series of preferred stock):

The aggregate number of shares which the Corporation shall have authority to issue is eighty million (80,000,000) shares of common stock of the par value $.01 each and four million (4,000,000) shares of preferred stock of the par value $.10 each. Each of the 50,000 shares of Common Stock $2.00 par value, presently outstanding shall upon the filing of this amendment with the Secretary of the State of Texas be reconstituted as and become converted into two hundred (200) fully paid and nonassessable shares of common stock of the Corporation, $.01 par value, and shares of Preferred Stock, $1.00 par value, presently outstanding, if any, shall upon the filing of this amendment with the Secretary of the State of Texas be reconstituted as and become converted into ten (10) fully paid and nonassessable shares of preferred stock of the Corporation, $.10 par value, without any further action on the part of the Board of Directors or the shareholders.

ARTICLE SEVEN

The number of shares of the corporation outstanding at the time of such adoption was 50,000; and the number of shares entitled to vote thereon was 50,000.

ARTICLE EIGHT

The number of shares voted for such amendments was 45,571; and the number of shares voted against such amendment was 0.

ARTICLE NINE

The manner in which any exchange, reclassification or cancellation of issued shares provided for in the amendment shall be effected is as follows:

The present holder of 1 share of $2.00 par value common stock may exchange the share for 200 shares of $.01 par value common stock. The present holder, if any, of 1 share of $1.00 par value preferred stock may exchange the share for 10 shares of $.10 par value preferred stock.

ARTICLE TEN

The manner in which such amendment effect a change in the amount of stated capital, and amount of stated capital as changed by such amendment are as follows: NONE."

☐ **Delete** Each of the provisions identified below was included in error and should be deleted.

☐ **Defective Execution** The filing instrument was defectively or erroneously signed, sealed, acknowledged or verified. Attached is a correctly signed, sealed, acknowledged or verified instrument.

Statement Regarding Correction

The filing instrument identified in this certificate was an inaccurate record of the event or transaction evidenced in the instrument, contained an inaccurate or erroneous statement, or was defectively or erroneously signed, sealed, acknowledged or verified. This certificate of correction is submitted for the purpose of correcting the filing instrument.

Correction to Merger, Conversion or Exchange

The filing instrument identified in this certificate of correction is a merger, conversion or other instrument involving multiple entities. The name and file number of each entity that was a party to the transaction is set forth below. (If the space provided is not sufficient, include information as an attachment to this form.)

Entity name *SOS file number*

Entity name *SOS file number*

Effectiveness of Filing

After the secretary of state files the certificate of correction, the filing instrument is considered to have been corrected on the date the filing instrument was originally filed except as to persons adversely affected. As to persons adversely affected by the correction, the filing instrument is considered to have been corrected on the date the certificate of correction is filed by the secretary of state.

Execution

The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument and certifies under penalty of perjury that the undersigned is authorized under the provisions of law governing the entity to execute the filing instrument.

Date: February 4, 2021

By: ______________________________

____

DocuSigned by:

Ryan Polk

A6E9D8FCBF304C0...

Signature of authorized person

Ryan Polk

Printed or typed name of authorized person (see instructions)